PLATO Learning, Inc.

Fiscal 2005 Executive Long-Term Incentive Plan

Objectives: The Fiscal 2005 Executive Long-Term Incentive Plan is a rewards program that links executive compensation to financial performance over time and shareholder interests. 80% of targeted payout is stock options based and 20% is based on performance shares.

Eligibility: Employees in the named jobs are eligible for participation in the Plan: President & CEO; Chief Financial Officer; Chief Technology Officer; Sr. Vice President Operations; Chief Information Officer, Vice President, Human Resources; and Vice President, School Market and Evaluation, Vice President – Technology Maintenance.

Target Award: The table below shows each participant’s designated target number of options and performance shares; the actual number of options and performance shares earned will be based on performance.

Long-term Incentive Grant at 100% Achievement

Executive	Annual Options	Annual Performance Shares*
President & CEO	120,000	10,000
Chief Financial Officer	40,000	3,333
Chief Technology Officer	20,000	1,667
Sr. Vice President, Operations	20,000	1,667
Chief Information Officer	15,000	1,667
Vice President, Human Resources	12,000	1,000
Vice President, School Market and Evaluation	10,000	500
Vice President, Technology Maintenance	20,000	1,667

• 1 performance share equivalent to 3 options.

Performance Measures: All Awards under the Plan will be subject to a Performance Requirement. The Performance Targets for FY04 through FY07 are shown in Exhibit A
FY 2004 Exhibit A follows for purpose of illustration.

Annual Stock Options: The FY05 Targets related to the award of FY05 stock options are as specified in the table below.

Performance	Operating IncomeOptions Awarded
Low to Mid Level Performance	< 88% of Target Up to 50%(1)

Mid to High Level Performance Overachievement	88% — 100% of Target75% to 100% 100% — 106% of Target	110% to 125%

Notes:

(1)	In addition to the level of financial performance achieved, consideration will also be given to the executive teams achievement of non-financial Operating Goals. The Board, at its discretion, may award less than 50% of options if financial performance is significantly below these levels, as consideration will be given to achievement of Operating Goals.

(2)	Performance targets for stock option awards may change in future years.

Annual Performance Shares: Performance shares will be awarded commencing in 2005(1), for achieving the cumulative, operating income target as specified in Exhibit A FY 2004 Exhibit A follows for purpose of illustration. Performance shares will be awarded for achieving the targets as specified below (2):

Performance	Shares Awarded
Lower end of each multi-year, cumulative range	100%
Higher end of each multi-year, cumulative range	110% - 125% (3)

Notes:

(1)	For 2005, the target will be a 2-year cumulative target (2004 and 2005), whereas in subsequent years the target will be a 3-year cumulative target.

(2)	The Board will determine how many performance shares are awarded if the operating income target is missed.

(3)	The Board will determine how many performance shares will be issued if performance is mid-range versus at the high end.

(4)	Executives must hold any performance shares awarded for at least 5 years or until they leave the Company, whichever is the sooner.

General Provisions:
The authorization of an employee’s participation in the Plan does not warrant the assumption or require that the employee will necessarily participate in any Executive Annual Incentive Plan the Company may establish for future years.

The obligations of the Company, as set forth in this document shall be subject to modification is such manner and to such extent as the CEO and the Board of Directors, deems necessary by agreement, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee will receive the recommendations of the CEO for the cash payment amount, Awards of stock options and performance shares and any actions related to termination of employment and/or change in control, and after due deliberation determine the incentive compensation. Terms and conditions within the PLATO Learning, Inc. 2002 Stock Plan will prevail.

To be entitled to a cash payment amount from the Plan, a participant must be continuously employed by the Company from November 1, 2004 through October 31, 2005 except for the following circumstances:

(1)	Retirement, Disability or Death. If a Participant retires, becomes disabled or dies before October 31, 2005, his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee. In the case of death, the payment amount will be given to the Participant’s estate according to current law and established guidelines and practices. Payment will be based on actual results and will be made following the PLATO earnings release for Fiscal year 2004.

(2)	Unpaid Leave of Absence. If a Participant is on an unpaid leave of absence anytime between November 1 2004 and October 31, 2005, his/her cash payment amount will be prorated on a daily basis to exclude the time he/she was on such leave.

(3)	Termination without Cause. In the event a Participant’s employment with the Company is terminated without cause after November 1, 2004 and before October 31, 2005 and is eligible for severance benefits, his/her cash payment amount will be prorated for the number of days the Participant was an active PLATO employee.

(4)	Change in Control. If at any time during fiscal year 2005 there is a Change in Control event the incentive payout will be pro-rated, on a calendar basis, at the time Change in Control occurs and will use the Target- Bonus at 100%.